Exhibit 99.1

FOR IMMEDIATE RELEASE

February 22, 2011

Contact:

Corporate Communications
Federal Home Loan Bank of Dallas
www.fhlb.com
(214) 441-8445

Federal Home Loan Bank of Dallas Reports Fourth Quarter
and Full Year Earnings

DALLAS, TEXAS, February 22, 2011 – The Federal Home Loan Bank of Dallas (Bank) today reported net income of $22.4 million for the quarter ended December 31, 2010. For the year ended December 31, 2010, the Bank reported net income of $104.7 million.

Total assets at December 31, 2010 were $39.7 billion, compared with $51.6 billion at September 30, 2010 and $65.1 billion at December 31, 2009. The $11.9 billion decrease in total assets for the fourth quarter was attributable primarily to declines in the Bank’s short-term liquidity portfolio ($9.2 billion), advances ($1.8 billion) and its long-term held-to-maturity securities portfolio ($0.8 billion). The $25.4 billion decrease in total assets for the full year was attributable primarily to declines in the Bank’s advances ($21.8 billion) and its long-term held-to-maturity securities portfolio ($2.9 billion).

Advances were $25.5 billion at December 31, 2010, compared with $27.3 billion at September 30, 2010 and $47.3 billion at December 31, 2009. The quarterly and annual reductions in advances were driven largely by decreases in advances outstanding to the Bank’s two largest borrowers. During the quarter and year ended December 31, 2010, advances outstanding to those two borrowers decreased by $1.0 billion and $17.8 billion, respectively. At December 31, 2010, advances outstanding to the Bank’s two largest borrowers totaled $6.5 billion.

Due to principal repayments on mortgage-backed securities, the Bank’s held-to-maturity securities portfolio declined from $9.3 billion at September 30, 2010 and $11.4 billion at December 31, 2009 to $8.5 billion at December 31, 2010. The Bank’s short-term liquidity portfolio (comprised of non-interest bearing excess cash balances, overnight federal funds sold and, as of September 30, 2010, U.S. Treasury Bills) decreased from $14.6 billion at September 30, 2010 and $5.7 billion at December 31, 2009 to $5.4 billion at December 31, 2010. The Bank’s larger short-term liquidity portfolio at September 30, 2010 was due in large part to the reinvestment of the proceeds from $10.3 billion of advances prepaid in late September. During the fourth quarter, these funds were used to repay or retire debt.

The Bank’s operating results for the quarter and year ended December 31, 2010 included credit-related other-than-temporary impairment charges of $0.5 million and $2.6 million, respectively, on certain of its investments in non-agency (private-label) residential mortgage-backed securities (RMBS). The unpaid principal balance of the Bank’s non-agency RMBS holdings, all of which are classified as held-to-maturity, totaled $397.9 million at December 31, 2010, compared with $431.5 million at September 30, 2010 and $515.4 million at December 31, 2009.

The Bank’s retained earnings increased to $452.2 million at December 31, 2010, from $431.9 million at September 30, 2010 and $356.3 million at December 31, 2009. Accumulated other comprehensive loss attributable to the non-credit portion of other-than-temporary impairment losses on the Bank’s non-agency RMBS holdings increased from $57.8 million at September 30, 2010 to $63.3 million at December 31, 2010; as of December 31, 2009, accumulated other comprehensive loss attributable to the non-credit portion of other-than-temporary impairment losses on the Bank’s non-agency RMBS holdings was $66.6 million.

Additional selected financial data as of and for the quarter and year ended December 31, 2010 is set forth below. Further discussion and analysis regarding the Bank’s results will be included in its Form 10-K for the year ended December 31, 2010 to be filed with the Securities and Exchange Commission.

About the Federal Home Loan Bank of Dallas

The Federal Home Loan Bank of Dallas is one of 12 district banks in the FHLBank System created by Congress in 1932. The Bank is a member-owned cooperative that supports housing and community development by providing competitively priced loans (known as advances) and other credit products to more than 900 members and associated institutions in Arkansas, Louisiana, Mississippi, New Mexico and Texas. For more information, visit the Bank’s website at fhlb.com.

Federal Home Loan Bank of Dallas
Selected Financial Data
As of and For the Quarter and Year Ended December 31, 2010
(Unaudited, in thousands)

	December 31, 2010	September 30, 2010	December 31, 2009
Selected Statement of Condition Data:
Investments (1)	$12,268,954	$19,385,091	$13,491,819
Advances	25,455,656	27,341,487	47,262,574
Mortgage loans held for portfolio, net	207,168	222,131	259,617
Total assets	39,690,070	51,644,281	65,092,076
Consolidated obligations, net	36,447,583	45,220,832	60,277,884
Mandatorily redeemable capital stock	8,076	6,894	9,165
Capital stock — putable	1,600,909	1,835,532	2,531,715
Retained earnings	452,205	431,890	356,282
Total accumulated other comprehensive income (loss)	(62,702)	(57,213)	(65,965)
Total capital (2)	1,990,412	2,210,209	2,822,032

	For the	For the
	Quarter Ended	Year Ended
	December 31, 2010	December 31, 2010
Selected Statement of Income Data:
Net interest income	$47,086	$234,366
Credit component of other-than-temporary impairment losses	(504)	(2,554)
Other income (loss)	9,328	(11,705)
Total other expense	25,458	77,542
Total assessments	8,080	37,826
Net income	22,372	104,739

(1)	Investments consist of interest-bearing deposits, federal funds sold, trading securities, and held-to-maturity securities.
(2)	As of December 31, 2010, September 30, 2010 and December 31, 2009, total regulatory capital was $2,061,190, $2,274,316 and $2,897,162, respectively, which represented 5.19 percent,
4.40 percent and 4.45 percent, respectively, of total assets as of those dates.

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